Exhibit 99.1

FOR ADDITIONAL INFORMATION:

Investor Relations Contact:	Media/Editorial Contact:

Applied Micro Circuits Corporation Debra Hart	The Ardell Group Amy Peterson
Phone: (858) 535-4217	Phone: (858) 792-4974
E-Mail: dhart@amcc.com	E-Mail: amy@ardellgroup.com
or Applied Micro Circuits Corporation Steve Smith
Phone: (858) 450-9333
E-Mail: ssmith@amcc.com
or
3ware
Faye Pairman
Phone: 408-523-1005
E-Mail: fpairman@3ware.com

Tuesday, March 2, 2004

Company Press Release

APPLIED MICRO CIRCUITS CORPORATION

ANNOUNCES AGREEMENT TO ACQUIRE 3WARE, INC.

Acquisition Provides Early Entry into One of the Fastest Growth Segments in Storage,

Serial ATA RAID, Extending AMCC’s Presence in the Storage Market

SAN DIEGO—March 2, 2004–Applied Micro Circuits Corporation [NASDAQ: AMCC] today announced that it has signed a definitive agreement to acquire 3ware®, Inc. 3ware provides high-performance, high capacity Serial ATA (SATA) storage solutions for emerging storage applications such as disk-to-disk backup, near-line storage, network-attached storage (NAS), video, and high-performance computing.

Under the terms of the agreement, AMCC will acquire all outstanding shares of 3ware for approximately $150 million in cash and will assume stock options based on an exchange ratio to be determined at closing. Based on yesterday’s closing price, AMCC expects to assume options to purchase approximately five million AMCC shares. The transaction is subject to certain customary closing conditions and regulatory approvals, and is expected to close at or around April 1, 2004, and is therefore not expected to affect AMCC’s March quarter results. AMCC expects this transaction to be non-dilutive to its pro-forma earnings per share for the June quarter. In connection with this transaction, AMCC

- more -

AMCC Announces Agreement to Acquire 3ware, Inc.	Page 2

expects to record certain acquisition-related charges, however the timing and magnitude have not yet been determined. The boards of directors of both AMCC and 3ware have approved the acquisition agreement.

“One of the fastest growth segments in storage today is SATA RAID, and 3ware has achieved significant market penetration with a switched architecture that delivers performance, scalability and the economy of SATA,” said Dave Rickey, chairman, president and CEO of AMCC. “3ware’s customers and channel relationships complement our existing small and medium business Fibre Channel Host Bus Adapter (HBA) strategy, while extending our reach into the direct-attached (DAS) and network-attached storage (NAS) segments of the industry.”

“AMCC’s semiconductor leadership and its Fibre Channel SAN expertise from the recent acquisition of JNI allow us to broaden our market opportunity by leveraging valuable intellectual property and infrastructure,” said Faye Pairman, president and CEO of 3ware. “Combining with AMCC will enable us to accelerate our complementary product roadmaps and penetration into higher-end storage applications.”

3ware currently employs approximately 70 people, the majority of whom are in the Sunnyvale, CA headquarters. The 3ware team, including President and CEO Faye Pairman, will report to Brent Little, AMCC’s senior vice president and SAN general manager, as part of AMCC’s global SAN business.

AMCC and 3ware management will be holding a conference call today, March 2, 2003, at 5:30 a.m. PST/8:30 a.m. EST to discuss additional details regarding the acquisition. You may access the conference call via any of the following:

Teleconference:	(719) 457-2646
Conference ID:	325614
Web Broadcast:	http://www.amcc.com
Replay:	(719) 457-0820 (available from 8:30 a.m. PST on 3/2 through 10:00 p.m. PST on 3/9)

AMCC Overview

AMCC designs, develops, manufactures, and markets silicon networking solutions for global wide area networks (WAN) and storage area networks (SAN). The company’s proven design expertise, coupled with system-level knowledge and multiple silicon process technologies, provides integrated circuits that span the complete WAN PHY-to-fabric roadmap and a robust portfolio of networked storage products addressing Host Bus Adapters, storage array, switching and SAN extension requirements. The company’s system solution portfolio addresses the high-performance needs of both transport and switching and routing applications within the evolving intelligent optical network, as well as Fibre Channel hardware and software products for high-growth Networked Storage markets. AMCC’s corporate headquarters are located in San Diego, California. Sales and engineering offices are located throughout the world. For further information regarding AMCC, please visit our web site at http://www.amcc.com.

- more -

AMCC Announces Agreement to Acquire 3ware, Inc.	Page 3

3ware, Inc. Overview

Founded in 1997, 3ware, Inc., the technology leader in high-performance, high-capacity Serial ATA (SATA) RAID storage solutions, delivers reliable, enterprise class RAID storage using – cost effective SATA drives. 3ware’s StorSwitch™ architecture applies network packet switching to storage controllers, eliminating the bottleneck found in traditional storage architectures. 3ware solutions are designed to meet the explosive demand for cost-effective, scalable storage, driven by high-capacity enterprise applications. 3ware sells through VARs, OEMs and System Integrators. 3ware, Inc. is located in Sunnyvale, California with sales offices and distribution in the USA, Europe, Asia and Japan. 3ware is on the Web at http://www.3ware.com.

# # #

Forward-looking Statements

This news release contains forward-looking statements, including statements regarding the potential growth of the market in which 3ware operates, the anticipated impact of this acquisition on AMCC, the anticipated timing of closing, and trends in business conditions. Readers are cautioned that these forward-looking statements are predictions based only on current information and expectations that are inherently subject to change and future events or results may differ materially. Readers are referred to the documents filed by AMCC with the SEC, specifically the most recent reports on Form 10-K and 10-Q, which identify important risk factors that could cause actual results to differ from those contained in these forward-looking statements. Among the important factors or risks that could cause actual results or events to differ materially from those in the forward-looking statements in this release are: this acquisition may not close on a timely basis or at all, due to failure to satisfy closing conditions or otherwise; risks associated with the successful integration of 3ware’s business; AMCC may not be able to retain key employees of 3ware; anticipated benefits of this acquisition may not be realized; global economic conditions; uncertainties in the geopolitical environment; pricing pressure in the storage area networking industry; competition in the networking industry; dependence on the introduction and market acceptance of new product offerings and standards; rapid technological and market change; Internet infrastructure problems and government regulation of the Internet; international operations; litigation involving patents, intellectual property and state and federal securities litigation matters; and possible disruption in commercial activities occasioned by terrorist activity and armed conflict. The information in this release is current as of the date of this release, but may not remain accurate as of any future date. AMCC does not undertake any duty to update the information provided in this release, except as otherwise required by law.